EXHIBIT  5.1

October 4, 2007

VaxGen, Inc.

349 Oyster Point Blvd.

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by VaxGen, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, 4,899,984 shares of the Company’s common stock, of which 3,500,000 shares (the “Shares”) of the Company’s common stock were issued on February 10, 2006 pursuant to a private placement to a group of accredited institutional investors, and 1,399,984 shares of the Company’s common stock (the “Warrant Shares”) may be issued pursuant to warrants (the “Warrants”) issued in connection with such transaction.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Bylaws, as amended, and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable, and the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin